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                                                                      EXHIBIT 11




                 UNIMED PHARMACEUTICAL, INC. AND SUBSIDIARIES


                       COMPUTATION OF INCOME PER SHARE

                 years ended December 31, 1996, 1995 and 1994



                                                  1996                          1995                  1994(1)
                                                            Fully                         Fully
                                            Primary        Diluted        Primary        Diluted      Primary
                                            -------        -------        -------        -------      -------
Common and equivalent shares:
  Weighted average shares outstanding      8,365,785      8,523,876    6,178,453       6,226,729     6,127,161

  Additional shares assuming exercise
    of dilutive stock options                471,607        471,501      499,226         637,761        33,040

  Additional shares assuming exercise
    of dilutive stock warrants                59,484         59,470      352,874         436,431       240,865
                                             -------        -------     --------        --------      --------
  Average number of common and common
    equivalent shares                      8,896,876      9,054,847    7,030,553       7,300,921     6,401,066
                                         ===========     ==========   ==========      ==========    ==========
  Net income:
    Net income
    Net income per common and            $ 1,522,143     $1,522,143   $  625,062      $  625,062    $   40,708
                                         ===========     ==========   ==========      ==========    ==========
      common equivalent share (1)
                                               $0.17          $0.17        $0.09           $0.09         $0.01
                                               =====          =====        =====           =====         =====
Note:

(1) The fully diluted calculation is not presented in the 1994 computations since they would have been antidilutive, as the resultant net income per share is the same as for primary net income per share.

